EXHIBIT (a)(1)(iv)

Stock Option Exchange Program                                FAQ

Treasury Services Website for Prospectus and Stock Option Plans

Tender Offer documents

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ADVANCED MICRO DEVICES, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

Name of Optionee: _____________________________________

AMD Employee Identification Number: ____________________

I have received the Offer to Exchange Certain Outstanding Options, dated June 27, 2003.

I understand that I am eligible to participate in this exchange program only if I:

•	am an employee of AMD on June 27, 2003;

•	reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States;

•	am not one of the following individuals: our President and Chief Executive Officer, Hector de. J Ruiz, our Chairman and Former Chief Executive Officer, W. J. Sanders III, our Executive Vice President and Chief Sales and Marketing Officer, Robert R. Herb, our Senior Vice President – Chief Financial Officer, Robert J. Rivet, our Senior Vice President – Technology Operations and Chief Scientist, William T. Siegle, our Senior Vice President – General Counsel, Thomas M. McCoy, or one of the members of the board of directors;

•	remain an eligible employee through the expiration of this offer; and

•	hold at least one eligible option on June 27, 2003.

I understand that, by choosing to participate in this exchange program, I may only elect to exchange options that have an exercise price of $12.00 or higher per share that were granted to me under the AMD 1992 Stock Incentive Plan, as amended (the “1992 Stock Incentive Plan”), the 1992 United Kingdom Share Option Scheme (the “1992 U.K. Share Option Scheme”), 1995 Stock Plan of NexGen, Inc., as amended (the “NexGen 1995 Stock Plan”), the AMD 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), the AMD 1998 Stock Incentive Plan (the “1998 Stock Incentive Plan”), the AMD 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”) or the AMD 2002 non-plan grants. I further understand that I must elect to exchange all or none of the outstanding options granted to me with the same grant number on a single grant date and at the same exercise price (defined as the entire option grant) and that by electing to exchange any such options, I will automatically be deemed also to have elected to exchange all options granted to me during the six-month period ending on June 27, 2003, regardless of their exercise price, and I understand no other option grants will be made to me during the period from June 28, 2003 through the replacement grant date.

Except as otherwise noted above, in return for those options I elect to exchange and that are accepted by AMD, AMD will grant replacement options to me using the exchange ratio to calculate the number of shares. These replacement options will be granted on or promptly after the first business day that is at least six months and one day from the date my exchanged options are cancelled (the date on which the replacement options are granted being referred to as the “replacement grant date”). In order to remain eligible to receive replacement options, I understand that I must remain employed by AMD through the replacement grant date and continue to reside in China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Singapore, Taiwan, Thailand, the United Kingdom or the United States.

I understand that all of the terms of the replacement options will be similar to the terms of the cancelled options, although (i) the exercise price of the replacement option will be equal to the closing sales price of AMD’s common stock on the New York Stock Exchange on the replacement grant date (except as modified as required under local tax laws for replacement options granted outside the United States), (ii) the replacement options will not vest or be exercisable before the date that is one year after the cancellation date (or, in the case of non-exempt employees, six months from the replacement grant date,) and they will be vested and exercisable to the same extent that the options they replace would have been vested and exercisable had they not been surrendered, after a one-year delay (or, in the case of non-exempt employees, after a six-month delay), and (iii) the expiration date of the replacement option will be the same expiration date as the surrendered option.

I understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange Certain Outstanding Options, AMD may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

I hereby give up my entire ownership interest in the options listed below and all options granted to me (i) during the six-month period ending on June 27, 2003, regardless of exercise price, and (ii) during the period from June 28, 2003 through the replacement grant date, I will not be granted any additional options. I understand all of these options will become null and void on July 28, 2003, unless this offer is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 9:00 p.m. Pacific (California) Time on July 25, 2003, unless the offer is extended by AMD in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

I hereby elect to exchange and cancel the following options (an option is defined as all or none of the outstanding options granted to me on a single grant date with a single grant number and at the same exercise price):

You must include all options granted during the six-month period ending on June 27, 2003, regardless of exercise price.

YOUR ELIGIBLE OPTIONS: (Check options you elect to exchange)

ELECTION	GRANT NUMBER	GRANT DATE	OPTION PRICE	OUTSTANDING SHARES	REPLACEMENT SHARES	VESTING

* See Below						View Vesting

☐						View Vesting

☐						View Vesting

☐						View Vesting

☐						View Vesting

☐	I hereby agree and understand the terms and conditions of this offer.

*	If you choose any options for exchange, these options will be automatically exchanged because they were granted after December 26, 2002.

Send your recommendations and request for technical assistance to cancelandregrant@amd.com.

[The following language will appear only on forms that are not submitted electronically:]

Optionee’s Signature	Date

Optionee’s Name

Optionee’s Address, Phone Number and Fax Number:

YOUR ELIGIBLE OPTIONS: (Check options you elect to exchange)

ELECTION	GRANT NUMBER	GRANT DATE	OPTION PRICE	OUTSTANDING SHARES	REPLACEMENT SHARES

* See Below

☐

☐

☐

☐

*	If you choose any options for exchange, these options will be automatically exchanged because they were granted after December 26, 2002.

Participation Instructions:

Complete this form and submit it to our Treasury Services department by facsimile at (408) 749-3106 or by mail to Treasury Services, Mailstop 106, One AMD Place, Sunnyvale, California 94088, as soon as possible. This form must be received by Treasury Services before 9:00 p.m. Pacific (California) Time on July 25, 2003, unless the offer is extended by AMD in its sole discretion.